Press Release

SOURCE: Horizon Offshore, Inc.

Horizon Offshore Strengthens Management Team

HOUSTON, Feb. 26 /PRNewswire/ -- Horizon Offshore Contractors, Inc., a subsidiary of Horizon Offshore, Inc., (Nasdaq: HOFF - news) today announced the appointment of George G. Reuter as Vice President of Sales and Marketing and Eric T. Stagg as Vice President of International Operations.

Reuter has 23 years experience in the marine construction industry, including 16 years in the international arena. He has worked in various disciplines in the oil and gas construction sector including design engineering, field engineering, estimating, project management, and business development. Most recently, he was Director of Project Development at J. Ray McDermott, Inc.

Reuter graduated from the University of Wisconsin in 1977 with a bachelor of science degree in civil and environmental engineering and is a registered professional engineer.

Stagg has extensive experience in international work areas. He has held various management positions for J. Ray McDermott Inc., Offshore Pipelines and Global Industries in the North Sea, India, West Africa, Mexico and Latin America. Most recently, he was Manager of Latin American Operations for Global Industries.

Stagg earned a bachelor of science degree in civil engineering from the University of Houston in 1970 and is a registered professional engineer in Texas.

Bill Lam, President and CEO said, ``The addition of George and Eric to the company's management team reinforces our commitment to continue putting the right people in the right jobs to provide superior execution and ultimately, the best product to our clients.

``The addition of George and Eric allows Horizon to concentrate on assisting our clients in the early financial and operational planning stages of their projects.''

Horizon Offshore provides marine construction services to the offshore oil and gas industry primarily in the Gulf of Mexico. The Company's fleet performs a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the Company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

SOURCE: Horizon Offshore, Inc.